Exhibit 5.1
OPINION OF MCDERMOTT WILL & EMERY LLP
Clinical Data, Inc.
One Gateway Center, Suite 411
Newton, Massachusetts 02458
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by with the Securities and Exchange Commission on November 10, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of common stock, par value $0.01 per share (the “Shares”) of Clinical Data, Inc., a Delaware corporation (the “Registrant”), all of which are to be issued pursuant to the Clinical Data, Inc. 2005 Equity Incentive Plan (the “Plan”). As the Registrant’s counsel in connection with this transaction, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.
     It is our opinion that, when issued and sold in the manner described in the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP